UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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SAFECO CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Press Release	Source: Safeco Corporation
ISS Recommends Vote for Acquisition of Safeco by Liberty Mutual

Tuesday July 15, 9:01 pm ET

SEATTLE--(BUSINESS WIRE)--Safeco Corporation (NYSE:SAF - News), today announced that ISS Governance Services (ISS) has published its report recommending that Safeco shareholders vote "FOR" the proposal to approve the agreement and plan of merger previously agreed to between Safeco and Liberty Mutual Insurance Company at Safeco's Annual Meeting of Shareholders to be held on July 29, 2008.

ISS, a unit of RiskMetrics Group, is a leading independent proxy advisory firm whose voting analyses are relied upon by hundreds of institutional investment funds, mutual funds and fiduciaries.

The Safeco board of directors strongly encourages all shareholders to vote by completing, signing, dating and returning their proxy card or voting by telephone or Internet in time to be counted for the meeting on July 29, 2008.  Shareholders who have questions or need assistance in voting their shares should contact our proxy solicitor, Georgeson, by calling toll-free 866-391-6923.

About Safeco Corporation

Safeco provides insurance for individuals and for small- and mid-sized businesses. Safeco offers a wide array of property and casualty insurance products, including personal auto and home as well as coverage for small- and mid-sized businesses, and surety bonds.  Safeco sells its products through a national network of agents and brokers.

Participants in the Solicitation

Safeco and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Safeco in connection with the Acquisition. Information about the executive officers and directors of Safeco and their ownership of Safeco common stock is set forth in the definitive proxy statement filed by Safeco on June 25, 2008.

Contact:

Safeco Contacts:
Media:
Paul Hollie, 206-473-5745
Cell: 206-399-8532
or
Investors
Neal Fuller, 206-473-5020
http://www.safeco.com

Source:  Safeco Corporation